Exhibit 10.28

KENNEDY-WILSON, INC.

7% Convertible Subordinated Note due November 3, 2018

No. R-1	PPN: 489399 A@4
$30,000,000.00	November 3, 2008

Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), the principal office of which is located at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, for value received, hereby promises to pay to The Guardian Life Insurance Company of America, a New York corporation, whose principal office is located at 7 Hanover Square, New York, New York 10004-2616 or its assigns (the “Holder”) the sum of Thirty Million Dollars ($30,000,000.00), or such lesser amount as shall then equal the outstanding principal amount thereof and any unpaid accrued interest thereon, as set forth below, and which shall be due and payable in full on the earlier to occur of: (i) November 3, 2018, or (ii) when declared due and payable upon the occurrence of an Event of Default (as defined accordance with Section 12 of the Securities Purchase Agreement (as defined below).

This Note is one of a series of Convertible Subordinated Notes (herein called the “Notes”) issued pursuant to that certain Securities Purchase Agreement, dated as of October 31, 2008 (as from time to time amended, restated, supplemented or otherwise modified, the “Securities Purchase Agreement”), between the Company and the respective purchasers named therein and is entitled to the benefits thereof

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.             Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. As used in this Note, the following terms shall have the following meanings:

A.            “Business Day” means any day, other than a Saturday or Sunday or a national or California state holiday or a day on which banking institutions in the States of California and New York are authorized or obligated by law, regulation or executive order to close.

B.            “Change of Control Event” shall occur if the Company shall:

(i)            sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Company); or

(ii)           be acquired by or reorganized into or with another entity, whether by means of merger, consolidation, reorganization or any other transaction, in which the holders of Common Stock of the Company existing immediately prior to such transaction do not, immediately after the consummation of such transaction, own a majority of both the outstanding voting stock and the equity interests of the surviving, purchasing or newly resulting Company.

C.            “Change of Control Purchase Price” means, with respect to any payment to the Holder in connection with a Change of Control Event pursuant to Section 4.D(ii) hereof, cash equal to the product of (i) the Fair Value of one share of Common Stock as of the date the notice of the Change of Control Event was issued to the Holder, multiplied by (ii) the number of shares of Common Stock then issuable upon the conversion of this Note.

D.            “Common Stock” means the Common Stock of the Company, $.01 par value.

E.             “Conversion Date” means for any Optional Conversion (as defined in Section 4.A below), the date which must be a Business Day) on which this Note is surrendered to the Company for conversion.

F.             “Conversion Price” means $40.00 per share of Common Stock, subject to adjustment as provided in Section 4.D hereof.

G.            “Event of Default” has the meaning set forth in the Securities Purchase Agreement.

H.            “Fair Value” of any share of Common Stock as of any date herein specified shall mean the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the day in question The closing price for each day shall be (i) if such shares are listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the average of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such shares are listed, or (ii) if not reported as described in clause (i), the average of the closing bid and asked prices of such shares in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company or (iii) if not quoted as described in clause (ii), the average of the closing bid and asked prices for such shares as reported by the National Quotation Bureau Incorporated or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Company. If such shares of Common Stock are quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transactions are reported and in the manner set forth in clause (ii) of the preceding sentence if bid and asked prices are reported but actual transactions are not.

Notwithstanding the foregoing, (x) in the event of the sale of shares of Common Stock of the Company to a third party in connection with a Change of Control Event, the stated purchase price for such shares shall be deemed to be the “Fair Value” thereof, and (y) if clauses (i), (ii) or (iii) above or clause (x) above are not applicable to such shares of Common Stock, then the Fair Value of such shares shall be the fair value of such shares of Common Stock as reasonably determined in good faith by the Board of Directors of the Company; provided, however, that if the Holder shall object in writing to such determination within 15 Business Days of receiving written notice of such value, then the determination shall be made by an independent appraiser of recognized national standing (selected by the Company and reasonably satisfactory to the Holder at the time outstanding), in each case in accordance with generally accepted financial practice. With respect to any determination made by an independent appraiser as provided in clause (y) above, such determination shall be set forth in writing, and the Company shall, immediately following such determination, deliver a copy thereof to the Holder. The determination so made shall be conclusive and binding on the Company and on the Holder. The Company shall pay all of the expenses incurred in connection with any such determination, including, without limitation, the expenses of the independent appraiser engaged to make such determination provided that if the Fair Value as determined by the independent appraiser shall be equal to or less than the Fair Value determined by the Board of Directors of the Company, the fees and expenses or the independent appraiser shall be paid by the Holder). If the Company shall not have selected such appraiser within 20 days after the occurrence of the event giving rise to the need therefor, then the Holder may select such appraiser.

I.              “Junior Subordinated Indenture” means that certain Junior Subordinated Indenture, dated as of January 31, 2007, between the Company and The Bank of New York Trust Company, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time.

J.             “Preferred Stock” means shares of the Company which shall be entitled to preference or priority over any other shares of the Company in respect of either the payment of dividends or the distribution of assets upon liquidation.

K.            “Securities” means Common Stock, Preferred Stock, Convertible Securities, Purchase Rights and any other shares of capital stock or equity interests of the Company, whether or not issued or outstanding on the date of this Note.

L.             “Voting Stock” means capital stock (or other equity interests) of any class or classes of the Company, the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of the Company or which permit the holders thereof to control the management of the Company.

2.             Interest: No Prepayment.

Interest shall accrue at a rate of seven percent (7%) per annum from the date hereof, payable quarterly in cash on February 3, May 3, August 3 and November 3 of each year (each, an “Interest Payment Date”), commencing on February 3, 2009, and continuing until the date this Note is converted in accordance with Section 4 below or is otherwise paid in full together with all accrued and unpaid interest thereon. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company may not prepay this Note, unless the principal amount hereof has become due and payable as provided herein and in the Securities Purchase Agreement.

3.             Events of Default.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Securities Purchase Agreement.

4.             Conversion.

A.            Conversion at the Option of the Holder. The Holder of this Note may, at any time and from time to time until the tenth (10th) anniversary of the date of this Note, convert (an “Optional Conversion”) this Note, in whole or in part, into a number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the sum of the unpaid principal balance of this Note (or the portion thereof that is being converted into shares of Common Stock), plus, subject to Section 4.C(v), accrued and unpaid interest on this Note (or the portion thereof that is being converted into shares of Common Stock) as of the date this Note is surrendered for conversion, by (ii) the Conversion Price.

B.            Conversion at the Option of the Company. At any time on or after the ninth anniversary of the date of this Note and prior to November 3, 2018 , the Company may give written notice to the Holder demanding that the Holder convert this Note in accordance with this Section 4 (any such conversion pursuant to this Section 4.B being referred to as a “Mandatory Conversion”). If the Company makes such written demand, then the Holder, within ten Business Days after receipt of said written demand, shall tender this Note to the Company for conversion in accordance with Section 4.0 below. Upon a Mandatory Conversion, the Holder of this Note shall comply with the provisions of Section 4.0 below. No Mandatory Conversion shall occur if this Note has been declared, or has otherwise become, due and payable or if a Default or an Event of Default has occurred and is continuing.

C.            Mechanics of Conversion. In order to effect an Optional Conversion, the Holder shall: (x) deliver a written notice of conversion to the Company in accordance with Section 11.0 hereof stating that this Note (or any portion hereof) has been converted into Common Stock pursuant to the terms hereof, and (y) surrender this Note to the Company concurrently with, or as soon as practicable after, the delivery of such written notice. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (subject to clauses (iii) and (iv) of Section 4.D below). Upon receipt by the Company of a facsimile copy of a notice of conversion from the Holder, the Company shall promptly send, via facsimile, a confirmation to the Holder stating that the notice of conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion. The Company shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Company as provided above, or the Holder notifies the Company that this Note has been lost, stolen or destroyed and delivers the documentation to the Company, required by Section 10.13 hereof. If the Holder has not converted the entire amount of this Note pursuant to an Optional Conversion, then the Company shall execute and deliver to the Holder a new Note instrument identical in terms to this Note, but with a principal amount reflecting the unconverted portion of this Note. The new Note instrument shall be delivered subject to the     e timing terms as the certificates evidencing the shares of Common Stock issuable in such partial conversion.

(i)            Delivery of Common Stock Upon Conversion. Upon the surrender of this Note accompanied by a notice of conversion, the Company (itself, or through its transfer agent) shall, as soon as practicable thereafter, issue and deliver at such office to the Holder of this Note, or its nominee, that number of shares of Common Stock issuable upon conversion of this Note.

(ii)           Taxes. The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax in respect of any transfer involved in the issuance and delivery of any certificate in the name other than that of the Holder of this Note.

(iii)          No Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Common Stock such fractional share shall be payable in cash based upon the ten day average closing sales price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of this Note shall be the next lower whole number of shares. If the Company elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu thereof, one whole share of Common Stock.

(iv)          Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed. If such dispute is not promptly resolved by discussion between the Holder and the Company, the Company shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the Required Holders) via facsimile within three Business Days of receipt of the notice of conversion. The accountant, at the Company’s sole expense, shall promptly audit the calculations and notify the Company and the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)           Payment of Accrued Amounts. Upon conversion of this Note, all interest then accrued or payable on such shares under this Convertible Subordinated Note through and including the Conversion Date at the Holder’s election shall be paid by the Company in cash or in such number of share Common Stock as is equal to the aggregate amount of accrued interest divided by the Conversion Price.

D.            Conversion Price Adjustments for Certain Dilutive Issuances.

(i)            Stock Splits, Stock Interest, Etc. If, at any time, or from time to time, on or after the date of this Note, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company’s transfer agent of such change on or before the effective date thereof.

(ii)           Change of Control, Merger, Consolidation, Etc. If, at any time after the date of this Note, there shall be a Change of Control Event then, in lieu of the shares of Common Stock otherwise issuable as provided herein, the Holder of this Note shall thereafter receive upon conversion of this Note, at the Holder’s election, either (a) such shares of stock, securities and/or other property as would have been issued or payable in Such Change of Control Event with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion of this Note had such conversion occurred prior to such Change of Control Event, and in any such case, appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the economic value of this Note is in no way diminished by such Change of Control Event and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Company, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Change of Control Event reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Conversion Price and the value of the Company’s Common Stock immediately prior to such Change of Control Event) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereat or (b) an amount equal to the Change of Control Purchase Price. If any Change of Control Event is to occur, then not less than 30 days (or such later date as the Company first obtains knowledge thereof) nor more than 60 days prior to the occurrence of such Change of Control Event, the Company will notify the Holder in writing of such pending Change of Control Event and the date upon which it is scheduled to occur. Upon the conversion of the Notes following a Change of Control Event, the Holder shall furnish a written request to the Company designating whether it is electing to receive such shares of stock, securities and/or other property as are issuable or payable in connection with such Change of Control Event as provided in clause (a) above or whether it is electing to receive the Change of Control Purchase Price as provided in clause (b) above. If the Holder elects to receive the Change of Control Purchase Price, the Company shall pay the Change of Control Purchase Price on the later of the date upon which the Change of Control Event occurs and the date of the conversion of the Notes into shares of Common Stock, unless the Company and the Holder agree to a different date. No payment of the Change of Control Purchase Price pursuant to this Section 4.D(ii) shall be due unless the Change of Control Event shall occur.

(iii)          Distributions. If, at any time after the date of this Note, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of any class of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets that would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

(iv)          Convertible Securities and Purchase Rights. If, at any time after the date of this Note, the Company issues any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”) pro rata to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights that the Holder would have received with respect to the shares of Common Stock issuable upon such conversion had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of this Note, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the Holder of this Note receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

(v)           Notice of Dilutive Events. The Company shall provide written notice to the Holder of any transaction or event described in clauses (i) through (iv) above at least 30 days prior to the consummation of any such transaction or event or, if earlier, 15 days prior to the record date specified above with respect to such transaction or event (but in no event earlier than public announcement of such proposed transaction).

5.             Reservation Of Shares Of Common Stock.

On or prior to the date of this Note, the Company shall reserve 750,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Notes, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the full conversion of all of the Notes outstanding at the conversion price thereof.

6.             Rank.

The indebtedness evidenced by this Note is senior in priority to all Common Stock and Preferred Stock now or hereafter issued by Company and is junior and subordinate only to the “Senior Indebtedness” as defined below.

The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined.

(i)            As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company now and in the future owing to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money (other than indebtedness under and in respect of the Junior Subordinated Indenture), which is for money borrowed by the Company (whether or not secured), including without limitation any indebtedness now or hereafter owed to U.S. Bank National Association, East-West Bank, Pacific Western Bank, Foothill Capital Corporation and Wachovia Bank, National Association, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor; provided, however, that Senior Indebtedness shall not include (a) any indebtedness where the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding provides that such indebtedness is not superior in right of payment to this Note, (b) any indebtedness or other debt securities (and guarantees, if any, in respect of such debt securities) issued to any trust (or trustee of any such trust), partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a “financing entity”) in connection with the issuance by such financing entity of equity securities or other securities, pursuant to an instrument that ranks pari passu with or junior in right of payment to this Note, and (c) any indebtedness or other debt securities (and guarantees, if any, in respect of such debt securities) which contain express restrictions on the Company’s ability to make payments in respect of this Note that are more restrictive than the provisions set forth in this Section 6.

(ii)           Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of clause (iv) below) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payment or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 6 shall, as between the Company and its creditors, other than the holder of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

(iii)          In the event and during the continuation of any default by the Company in the payment of any principal of or any premium or interest on any Senior Indebtedness (following any grace period, if applicable) when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, o direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made on account of the principal of or any premium or interest on this Note, or in respect of any redemption, repayment, retirement, purchase or other acquisition of this Note.

(iv)          In the event of a bankruptcy, insolvency or other proceeding described in clause (g) or (h) of the definition of Event of Default in the Securities Purchase Agreement (each such event, if any, herein sometimes referred to as a “Proceeding”), all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to the Holder on account of this Note. Any payment or distribution, whether in cash, securities or other property (other than Common Stock issuable upon conversion of this Note and securities of the Company or any other entity provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would .otherwise(but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any Proceeding) shall have been paid in full.

(v)           In the event of any Proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder, together with the holders of any obligations of the Company ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of and any premium and interest on this Note and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note and such other obligations. If, notwithstanding the foregoing, any payment or distribution of any character on this Note, whether in cash, securities or other property (other than Common Stock issuable upon conversion of this Note and securities of the Company or any other entity provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by this Note, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by the Holder in contravention of any of the terms hereof and before all Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness (including any interest thereon accruing after the commencement of any Proceeding) in full.

(vi)          The Holder, at the expense of the Company, shall take such reasonable action as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

(vii)         The provisions of this Section 6 shall not impair any rights, interests, remedies or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Note or the Securities Purchase Agreement.

(viii)        The securing of any obligations of the Company, otherwise ranking on a parity with this Note or ranking junior to this Note, shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with this Note or ranking junior to this Note.

(ix)           Nothing contained in this Section 6 or elsewhere in this Note or in the Securities Purchase Agreement shall prevent (a) the Company, at any time, except during the pendency of the conditions described in clause (iii) above or of any Proceeding referred to in clause (iv) above, from making payments at any time of principal of and any premium or interest on this Note, or (b) the retention by the Holder of any payments of principal of, and any premium or interest on, this Note, if, at the time of such application by the Holder, it did not have knowledge that such payment would have been prohibited by the provisions of this Section 6.

(x)            The provisions of this Section 6 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 6 or elsewhere in this Note or in the Securities Purchase Agreement is intended to or shall (a) impair, as between the Company and the Holder, the obligations of the Company, which are absolute and unconditional, to pay to the Holder the principal of and any premium and interest on this Note as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Company of the Holder and creditors of the Company other than their rights in relation to the holders of Senior Indebtedness or (c) prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note or the Sec ties Purchase Agreement, including filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 6 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable the Holder.

(xi)           No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof that any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may, at any time and from to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Section 6 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; provided that no such change or amendment shall impose any express restrictions on the Company’s ability to make payments in respect of this Note that are more restrictive than the provisions set forth in this Section 6, (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness, (iii) release any Person liable in any manner for the payment of Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

(xii)          The Company shall give prompt written notice to the Holder of any fact known to the Company that would prohibit the making of any payment to the Holder in respect of this Note. Notwithstanding the provisions of this Section 6 or any other provision of this Note or the Securities Purchase Agreement, the Holder shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to the Holder in respect of this Note, unless and until the Holder shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee, agent or representative therefor.

7.             Liquidation Preference.

A.            If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, a Change of Control Event (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Company upon liquidation, dissolution or winding up unless prior thereto the Holder of this Note shall have received the Liquidation Preference with respect to this Note.

B.            The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company.

C.            The “Liquidation Preference” with respect to this Note means an amount equal to the unpaid principal amount hereof, plus all accrued and unpaid interest thereon, as of the date of any Liquidation Event.

8.             Voting Rights.

Prior to a conversion of this Note, the Holder of this Note shall have no voting power whatsoever, except as otherwise provided by the Delaware General Company Law (the “DGCL”) and in Section 9 below.

9.             Protective Provisions.

So long as this Note is outstanding, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holder:

(i)            alter or change the rights, preferences or privileges of this Note;

(ii)           alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely this Note;

(iii)          increase the par value of the Common Stock; or

(iv)          enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

10.           Miscellaneous.

A.            Cancellation of The Note. If this Note is converted pursuant to Section 4 by the Holder or the Company, this Note shall be canceled at such time as the Common Stock issuable upon such conversion is delivered to the Holder hereof.

B.            Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of this Note and (ii) (y) in the case of loss, theft or destruction, an unsecured indemnity agreement reasonably satisfactory to the Company, or (z) in the case of mutilation, this Note (surrendered for cancellation), the Company shall execute and deliver a new Note of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Note if the Holder contemporaneously requests the Company to convert such Note.

C.            Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Company to Kennedy-Wilson, Inc., 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, Telephone: (310) 887-6453, Facsimile: (310) 887-6459, Attention: Chairman and Chief Executive Officer, and (ii) if to the Holder to the address first set forth above or to such other address as may be designated in writing by such Person.

D.            Assignment. Subject to the restrictions on transfer described in Section 13.2 of the Securities Purchase Agreement, the rights and obligations of the Holder and the Company shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Any sale or other disposition (other than to an affiliate of the Holder) of all or any part of this Note or securities into which such Note may be converted shall be subject to the limitations set forth in Section 13.2 of the Securities Purchase Agreement.

E.             Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, this Convertible Subordinated Note is executed on behalf of the Company this 3rd day of November, 2008.

KENNEDY-WILSON, INC.

By:	/s/ Freeman Lyle
Name: Freeman Lyle
Title: EVP & CFO

[Signature page to Note]